Exhibit 3.2

PLAN OF CONVERSION OF

COIL TUBING TECHNOLOGY HOLDINGS, INC.

FROM A TEXAS CORPORATION

INTO

A NEVADA CORPORATION

This Plan of Conversion of Coil Tubing Technology Holdings, Inc. from a Texas corporation into a Nevada corporation (the "Plan"), is entered into and adopted as of the __ day of May, 2007.

RECITALS:

A.  Coil Tubing Technology Holdings, Inc. (“CTT”) is a corporation duly organized and existing under the laws of the State of Texas, having been formed on July 2, 1999, under the name Coil Tubing Technology Holdings, Inc.;

B. The authorized capital stock of CTT consists of 1,000,000 shares of common stock, $0.01 par value per share, of which 1,000,000 shares are issued and outstanding as of the date of CTT’s entry into this Plan; and

C. The Shareholders of CTT deem it advisable for the general welfare and advantage of CTT and its shareholders that CTT convert from a Texas corporation into a Nevada corporation pursuant to this Plan and pursuant to the applicable provisions of the laws of the State of Nevada.

PLAN

1.      CONVERSION TO NEVADA CORPORATION. CTT shall effect the conversion (the "Conversion") of CTT from a Texas corporation to a Nevada corporation by causing (i) articles of conversion (the "Nevada Articles of Conversion") in such form as required by the provisions of Section 92A.205 of the Nevada Revised Statutes, as amended (the "Nevada Law") to be properly executed and acknowledged, and filed with the Secretary of State of the State of Nevada as provided in the Nevada Law, and (ii) articles of conversion (the “Texas Articles of Conversion”) in such form as required by the provisions of Article 5.18 of the Texas Business Corporation Act (“Texas Law”) to be properly executed and acknowledged, and filed with the Secretary of State of the State of Texas, which shall be substantially similar to the form attached as Exhibit A, hereto.  At the Effective Time of Conversion, CTT shall cease to be a Texas corporation and shall become a Nevada corporation. The “Effective Time of Conversion" shall be that date on which Nevada Articles of Conversion are filed in the office of the Nevada Secretary of State, and after satisfaction of the respective requirements of the applicable laws of said states prerequisite to such filings.

2.      NAME OF CONVERTED CORPORATION. Following the conversion, CTT shall retain the name Coil Tubing Technology Holdings, Inc.

3.      CTT TO REMAIN IN AND CONTINUE EXISTENCE. Following the conversion, CTT shall continue in existence. Following the conversion, CTT shall be a corporation duly formed and in existence pursuant to the laws of the State of Nevada. The Articles of Incorporation of CTT, to be filed with the Nevada Secretary of State are attached hereto as Exhibit B and are incorporated herein by reference (the “Articles of Incorporation”).

4.      GOVERNING LAW: ARTICLES OF INCORPORATION. At all times during and after the Conversion, CTT shall be governed by the laws of the State of Nevada, and by the terms of the Articles of Incorporation, which will be filed with the Nevada Secretary of State.

5.      BYLAWS. At Effective Time of Conversion, the bylaws of CTT currently in place shall be replaced in all respects by the Bylaws of Coil Tubing Technology Holdings, Inc., attached hereto as Exhibit C, to comply in all respects with the applicable provisions of the Nevada Revised Statutes.

6.      DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. The Board of Directors and the officers of CTT shall remain the same following the conversion, and such directors and officers are as follows:

DIRECTORS:

Jerry Swinford
Director

OFFICERS:

Jerry Swinford
President, Chief Executive Officer, Chief Financial Officer,
Secretary and Treasurer

7.      CONVERSION OF COMMON STOCK. By virtue of the Conversion, and without any action on the part of the stockholders of CTT, each one (1) issued and outstanding share of common stock, $0.01 par value per share of CTT shall be converted into and represent one (1) issued and outstanding share of common stock, par value $0.001 per share, of CTT, the resulting entity. Each stock certificate of the constituent entity evidencing ownership of any such shares shall, as of the Effective Time of Conversion, evidence ownership of such shares of common stock of CTT, the resulting entity. As soon as practicable after the Effective Time of Conversion, the certificates representing the common stock of CTT, a Texas corporation, shall be surrendered to CTT for  exchange. Upon receipt of the common stock of CTT, a Texas corporation, CTT shall issue to the exchanging shareholder an equal amount of the common stock of CTT, a Nevada corporation. All Stock of CTT is and/or will be issued carrying the same registered status under the Securities Act of 1933, as amended (the" Act"), as the respective shares status in the Texas corporation.

8.     EFFECT OF CONVERSION. At the Effective Time of Conversion, CTT, as a Nevada corporation, shall succeed to, without other transfer, and shall possess and enjoy all the rights, privileges, immunities, powers, and franchises both of a public and a private nature, and shall own all property, real, personal, and mixed, and shall be obligated for all prior debts of CTT, as a Texas corporation, on whatever account, and all rights of creditors and all liens upon any property of CTT shall be preserved unimpaired, and all debts, liabilities, and duties of CTT as a Texas corporation, shall attach to CTT, as a Nevada corporation, and may be enforced against it. No shareholder shall, as a result of this conversion, become personally liable for the liabilities or obligations of the converted entity.

9.      ACCOUNTING MATTERS. The assets and liabilities of CTT, as a Texas corporation, as of the Effective Time of Conversion, shall be recorded on the books of CTT, the Nevada corporation, in the amounts at which they were carried at that time on the books of CTT, as a Texas corporation.

10.            APPROVAL OF BOARD OF DIRECTORS: FILING ARTICLES OF CONVERSION. The Conversion was approved by the Board of Directors of CTT as provided by Article 5.03 and Article 9.10.A(1) of Texas Law on __________, 2007, and the Articles of Conversion in substantially the form attached hereto as Exhibit "A" shall be signed and delivered to the Nevada Secretary of State pursuant to the Nevada Revised Statutes and to the Texas Secretary of State pursuant to Texas corporate law, as required by such jurisdictions.

11.      CONSTRUCTION. The captions and sections of this Plan are for convenience of reference only and shall not affect the meaning or construction of any of the terms or provisions of this Plan. Whenever the context so requires, all words used herein in any gender shall include  the masculine, feminine, and neuter gender, all singular words shall include the plural, and all plural words shall include the singular.

12.     GOVERNING LAW. To the extent not otherwise stated, this Plan shall be governed by and construed in accordance with the laws of the States of Nevada and Texas, as applicable.

13.      FURTHER DOCUMENTS. From time to time, as and when necessary, the officers of CTT shall execute and deliver, or cause to be executed and delivered, all such deeds and instruments, and to take, or cause to be taken, such further or other action as they may deem necessary or desirable, in order to vest in and confirm to CTT, as a Nevada corporation, title to, and possession of, any property of CTT acquired prior to the conversion, and otherwise to carry out the intent and purposes hereof; and the directors of CTT and the proper officers and directors of CTT are fully authorized, in the name of CTT or otherwise, to take any and all such action.

14.     SECTION HEADINGS. Section headings are for convenience only and shall not define or limit the provisions of this Plan.

15.     EFFECT OF FACSIMILE AND PHOTOCOPIED SIGNATURES.  A photocopy of this Plan shall be effective as an original for all purposes.

SIGNATURE:

EXECUTED to be effective as of the date first shown above.

Coil Tubing Technology Holdings, Inc.

A Texas corporation

/s/ Jerry Swinford
Jerry Swinford
President